Exhibit 10.17

Denis Drygin, Ph.D. Yearly Discretionary Base Salary Increase

The Board of Directors (the “Board”) of Regulus Therapeutics Inc., upon the recommendation of the Compensation Committee of the Board, approved the increase of Dr. Drygin’s annual base salary to $340,725, effective January 1, 2022.